Exhibit 10.1

EXECUTION COPY

SEPARATION AGREEMENT

BY AND BETWEEN

SUNEDISON, INC.

AND

SUNEDISON SEMICONDUCTOR LIMITED

DATED AS OF May 27, 2014

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		3
1.1	Definitions	3

ARTICLE II THE SEPARATION		12
2.1	Transfer of Assets and Assumption of Liabilities	12
2.2	Transfer of Excluded Assets; Assumption of Excluded Liabilities	13
2.3	Approvals and Notifications	14
2.4	No SunEdison Representations or Warranties	16
2.5	No SSL Representations or Warranties	17
2.6	Novation of Excluded Liabilities	17

ARTICLE III DISPUTE RESOLUTION		17
3.1	General Provisions	17
3.2	Consideration by Senior Executives	18
3.3	Arbitration	18

ARTICLE IV EXCHANGE OF INFORMATION; CONFIDENTIALITY		20
4.1	Agreement for Exchange of Information	20
4.2	Ownership of Information	21
4.3	Record Retention	21
4.4	Limitations of Liability	22
4.5	Other Agreements Providing for Exchange of Information	22
4.6	Production of Witnesses; Records; Cooperation	22
4.7	Privileged Matters	23
4.8	Confidentiality	24
4.9	Protective Arrangements	26

ARTICLE V FURTHER ASSURANCES AND ADDITIONAL COVENANTS		26
5.1	Further Assurances	26
5.2	Performance	27
5.3	Order of Precedence	27
5.4	Certain Business Matters	27
5.5	Litigation	28
5.6	Mail and Other Communications	28

ARTICLE VI TERMINATION		29
6.1	Termination	29

ARTICLE VII MISCELLANEOUS		29
7.1	Counterparts; Entire Agreement; Corporate Power	29
7.2	Governing Law	29
7.3	Assignability	30
7.4	Third-Party Beneficiaries	30
7.5	Notices	30
7.6	Severability	31

7.7	Force Majeure	31
7.8	Publicity	31
7.9	Expenses	31
7.10	Late Payments	31
7.11	Headings	31
7.12	Survival of Covenants	31
7.13	Waivers of Default	31
7.14	Specific Performance	32
7.15	Amendments	32
7.16	Interpretation	32
7.17	Mutual Drafting	33
7.18	Limitations of Liability	33
7.19	Submission to Jurisdiction	33

SEPARATION AGREEMENT

This SEPARATION AGREEMENT, made and entered into effective as of May 27, 2014 (this “Agreement”), is by and between SunEdison, Inc., a Delaware corporation (“SunEdison”), and SunEdison Semiconductor Limited, a Singapore corporation and wholly owned subsidiary of SunEdison (“SSL”). Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Article I.

R E C I T A L S

WHEREAS, the Board of Directors of SunEdison (the “SunEdison Board”) has determined that it is in the best interests of SunEdison and its stockholders to create a new publicly traded company that shall operate the SSL Business;

WHEREAS, in furtherance of the foregoing, the SunEdison Board has determined it is appropriate and desirable for SunEdison and its applicable Subsidiaries to transfer the SSL Assets to SSL and certain of its Subsidiaries (any such entities, the “SSL Designees”), and SSL and the SSL Designees to assume the SSL Liabilities, in each case as more fully described in this Agreement and the Ancillary Agreements (the “Separation”);

WHEREAS, in connection with the Separation, SunEdison executed a series of internal restructuring steps to transfer all of the assets and liabilities primarily related to the semiconductor business to SSL and/or the SSL Designees (the “Reorganization”);

WHEREAS, following the date hereof, SSL will make an offer and sale to the public of SSL’s ordinary shares, which will take place pursuant to the IPO Registration Statement (the “IPO”);

WHEREAS, it is appropriate and desirable to set forth a summary of the principal transactions required to effect the Separation, the Reorganization, and the IPO, if effected, and certain other agreements that will govern certain matters relating thereto (the “Transactions”) and the relationship of SunEdison, SSL and their respective Subsidiaries, following the IPO.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. For the purpose of this Agreement, the following terms shall have the following meanings:

“AAA Commercial Arbitration Rules” shall have the meaning set forth in Section 3.3(a).

“Action” means any demand, action, claim, dispute, suit, countersuit, arbitration, inquiry, subpoena, proceeding or investigation of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

“Affiliate” means, when used with respect to a specified Person, a Person that, directly or indirectly, controls, is controlled by or is under common control with such specified Person. For the purpose of this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise. It is expressly agreed that, from and after the Effective Date and solely for purposes of this Agreement and the Ancillary Agreements, (i) no member of the SSL Group shall be deemed to be an Affiliate of any member of the SunEdison Group, and (ii) no member of the SunEdison Group shall be deemed to be an Affiliate of any member of the SSL Group.

“Agreement” shall have the meaning set forth in the Preamble, and shall include all of the schedules and exhibits hereto.

“Ancillary Agreements” means the CCZ and Diamond Coated Wire Licensing Agreement, the Patent and Technology Cross-License Agreement, the Joint Development Agreement, the Transition Services Agreement, the Tax Matters Agreement, the Registration Rights Agreement and the Transfer Documents.

“Approvals or Notifications” means any consents, waivers, approvals, permits or authorizations to be obtained from, notices, registrations or reports to be submitted to, or other filings to be made with, any third Person, including any Governmental Authority.

“Assets” means, with respect to any Person, the assets, properties, claims and rights (including goodwill) of such Person, wherever located (including in the possession of vendors or other third Persons or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of such Person, including the following:

(a) all accounting and other legal and business books, records, ledgers and files and all personnel records, in each case, whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape, electronic or any other form;

(b) all apparati, computers and other electronic data processing and communications equipment, fixtures, machinery, equipment, furniture, office equipment, automobiles, trucks, vessels, motor vehicles and other transportation equipment and other tangible personal property;

(c) all inventories of materials, parts, raw materials, components, supplies, works-in-process and finished goods and products;

(d) all interests in real property of whatever nature, including easements, whether as owner, mortgagee or holder of a Security Interest in real property, lessor, sublessor, lessee, sublessee or otherwise;

(e) (i) all interests in any capital stock or other equity interests of any Subsidiary, Affiliate or any other Person, (ii) all bonds, notes, debentures or other securities issued by any Subsidiary, Affiliate or any other Person, (iii) all loans, advances or other extensions of credit or capital contributions to any Subsidiary, Affiliate or any other Person and (iv) all other investments in securities of any Person;

(f) all license agreements, leases of personal property, open purchase orders for raw materials, supplies, parts or services and other contracts, agreements or commitments;

(g) all deposits, letters of credit and performance and surety bonds;

(h) all written (including in electronic form) or oral technical information, data, specifications, research and development information, engineering drawings and specifications, operating and maintenance manuals, and materials and analyses prepared by consultants and other third Persons;

(i) all Intellectual Property and technology;

(j) all Software;

(k) all cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, customer and vendor data, correspondence and lists, product data and literature, artwork, design, formulations and specifications, quality records and reports and other books, records, studies, surveys, reports, plans and documents;

(l) all prepaid expenses, trade accounts and other accounts and notes receivable;

(m) all employee contracts, including the right thereunder to restrict an employee thereunder from competing in certain respects;

(n) all rights under insurance policies and all rights in nature of insurance, indemnification, recovery or contribution;

(o) all rights under contracts or agreements, all claims or rights against any Person arising from the ownership of any Asset, all rights in connection with any bids or offers and all claims, choses in action or similar rights, whether accrued or contingent;

(p) all licenses, permits, approvals and authorizations which have been issued by any Governmental Authority;

(q) all cash or cash equivalents, certificates of deposit, banker’s acceptances and other investment securities of any form or maturity and all bank accounts, lock boxes, security deposits and other deposit arrangements and all brokerage accounts;

(r) all receivables from Taxes authorities; and

(s) all interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements.

“Assumed Actions” means those Actions by their nature that are predominantly associated with the SSL Business, SSL Assets, or SSL Liabilities.

“Business Day” means a day other than a Saturday, a Sunday or a day on which banking institutions located in New York, New York are authorized or obligated by Law to close.

“Change of Control” means, with respect to SSL or SunEdison, as applicable, the occurrence of any of the following: (i) a “Person” (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) becomes a beneficial owner, directly or indirectly, of equity representing fifty percent (50%) or more of the total voting power of SSL’s or SunEdison’s, as applicable, then outstanding equity capital; (ii) such entity merges into, is consolidated with or effects an amalgamation with another Person, or merges another Person into such entity, on a basis whereby less than fifty percent (50%) of the total voting power of the surviving Person immediately after such merger, consolidation or amalgamation is represented by equity held directly or indirectly by former equity holders of (and in respect of their former equity holdings in) such entity immediately prior to such merger, consolidation or amalgamation; and (iii) such entity directly or indirectly sells, transfers or exchanges all, or substantially all, of its assets to another Person unless at least fifty percent (50%) of the total voting power of the transferee is directly or indirectly owned by the equity holders of SSL or SunEdison, as applicable, in respect of their former equity holdings in SSL or SunEdison, as applicable, immediately prior to transfer; provided that in no event shall the consummation, execution or closing of the IPO constitute a Change of Control with respect to SSL.

“Confidential Information” means any of the following:

(a) any proprietary information that is competitively sensitive material or otherwise of value to SunEdison, SSL and its or their Subsidiaries and not generally known to the public, including product planning information, marketing strategies, financial information, information regarding operations, consumer and/or customer relationships, consumer and/or customer profiles, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of SunEdison, SSL and its and their Subsidiaries and the consumers, customers, clients and suppliers of any of the foregoing;

(b) any proprietary scientific or technical information, design, invention, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords SunEdison, SSL and its and their Subsidiaries a competitive advantage over their competitors; and

(c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, information, and trade secrets.

Confidential Information includes such information as may be contained in or embodied by documents, substances, laboratory notebooks documentation, reports, data, specifications, computer source code and object code, flow charts, databases, drawings, pilot plants or demonstration or operating facilities, diagrams, specifications, bills of material, equipment, prototypes and models, and any other tangible manifestation (including data in computer or other digital format) of the foregoing. “Confidential Information” does not include information that the receiving party can establish: (i) has been published or has otherwise become available to the general public as part of the public domain without breach of this Agreement; (ii) has been furnished or made known to the receiving party without any obligation to keep it confidential by a Third Party under circumstances which are not known to the receiving party to involve a breach of the Third Party’s obligations of confidentiality; (iii) was developed independently of information furnished or made available to the receiving party as contemplated under this Agreement; (iv) the use or disclosure of which is permitted by this Agreement or any other Ancillary Agreement; (v) that is immaterial and its disclosure is required as part of the conduct of that party’s business and would not reasonably be expected to be detrimental to the interests of the other party, or (vi) that the parties agree in writing may be so used or disclosed.

“Dispute” shall have the meaning set forth in Section 3.1(a).

“Effective Date” means the date of the closing of the IPO.

“Environmental Law” means any Law relating to pollution, protection or restoration of or prevention of harm to the environment or natural resources, including the use, handling, transportation, treatment, storage, disposal, Release or discharge of Hazardous Materials or the protection of or prevention of harm to human health and safety.

“Environmental Liabilities” means all Liabilities relating to, arising out of or resulting from any Hazardous Materials, Environmental Law or contract or agreement relating to environmental, health or safety matters (including all removal, remediation or cleanup costs, investigatory costs, response costs, natural resources damages, property damages, personal injury damages, costs of compliance, including with any product take-back requirements, or with any settlement, judgment or other determination of Liability and indemnity, contribution or similar obligations) and all costs and expenses, interest, fines, penalties or other monetary sanctions in connection therewith.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Excluded Assets” means: (i) all issued and outstanding equity interests held by SunEdison or its Subsidiaries in any entity that is not a member of the SSL Group, pursuant to the Restructuring Step Plan; (ii) any Assets held by SunEdison and its Subsidiaries that are not used exclusively and/or held exclusively for use in the SSL Business; (iii) any and all other Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets to be retained by SunEdison or any other member of the SunEdison Group; and (iv) any and all Assets of any members of the SunEdison Group that are not SSL Assets.

“Excluded Liabilities” means (without duplication): (i) any and all Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement as Liabilities to be retained or assumed by SunEdison or any other member of the SunEdison Group; (ii) all agreements and obligations of any member of the SunEdison Group under this Agreement or any of the Ancillary Agreements; (iii) any and all Liabilities to the extent relating to, arising out of or resulting from any Excluded Assets, in any such case, whether arising before, on or after the Effective Date; (iv) all Liabilities arising out of claims made by the respective directors, officers, stockholders, employees, agents, Subsidiaries or Affiliates of either Group against any member of either Group to the extent relating to, arising out of or resulting from the SunEdison Business or the other Liabilities referred to in clauses (i) and (ii) above; and (v) all Liabilities arising out of the ownership or operation, prior to the Effective Date, by any entity that is a member of the SSL Group as of the Effective Date, of (A) any other Asset never used in the SSL Business; or (B) with respect to other Assets that were, prior to the Effective Date, owned by an entity that is a member of the SSL Group but used in both the SSL Business and other businesses or activities unrelated to the SSL Business (“Other Businesses”), that portion of any Liabilities arising from the use of those Assets in the Other Businesses.

“Force Majeure” means, with respect to a party, an event beyond the control of such party (or any Person acting on its behalf), which by its nature could not reasonably have been foreseen by such party (or such Person) or, if it could reasonably have been foreseen, was unavoidable, and includes acts of God, storms, floods, riots, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities, other national or international calamities or acts of terrorism or failures of energy sources or distribution or transportation facilities. Notwithstanding the foregoing, the receipt by a party of an unsolicited takeover offer or other acquisition proposal, even if unforeseen or unavoidable, and such party’s response thereto, shall not be deemed an event of Force Majeure.

“Governmental Approvals” means any notices, reports or other filings to be made, or any consents, registrations, approvals, permits or authorizations to be obtained from, any Governmental Authority.

“Governmental Authority” means any nation or government, any state, municipality or other political subdivision thereof, and any entity, body, agency, commission, department, board, bureau, court, tribunal or other instrumentality or any applicable securities exchange or self-regulatory organization, whether federal, state, local, domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory, administrative or other similar functions of, or pertaining to, government and any executive official thereof.

“Group” means either the SSL Group or the SunEdison Group, as the context requires.

“Hazardous Materials” means any chemical, material, substance, waste, pollutant, emission, discharge, release or contaminant that could result in liability under, or that is prohibited, limited or regulated by or pursuant to, any Environmental Law, and any natural or artificial substance (whether solid, liquid or gas, noise, ion, vapor or electromagnetic) that could cause harm to human health or the environment, including petroleum, petroleum products and byproducts, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, electronic, medical or infectious wastes, polychlorinated biphenyls, radon gas, radioactive substances, chlorofluorocarbons and all other ozone-depleting substances.

“Information” means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, memos, and other technical, financial, employee or business information or data.

“Initial Notice” shall have the meaning set forth in Section 3.2(a).

“Intellectual Property” means all of the following whether arising under the Laws of the United States or of any other foreign or multinational jurisdiction:

(a) patents, patent applications (including patents issued thereon) and statutory invention registrations, including reissues, divisions, continuations, continuations in part, substitutions, renewals, extensions and reexaminations of any of the foregoing, and all rights in any of the foregoing provided by international treaties or conventions;

(b) trademarks, service marks, trade names, service names, trade dress, logos and other source or business identifiers, including all goodwill associated with any of the foregoing and any and all common law rights in and to any of the foregoing, registrations and applications for registration of any of the foregoing, all rights in and to any of the foregoing provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing;

(c) Internet domain names;

(d) copyrightable works, copyrights, moral rights, mask work rights, database rights and design rights, whether or not registered, and all registrations and applications for registration of any of the foregoing, and all rights in and to any of the foregoing provided by international treaties or conventions;

(e) confidential and proprietary information, including trade secrets, invention disclosures, processes and know-how; and

(f) intellectual property rights arising from or in respect of any technology.

“IP Agreements” shall mean those Ancillary Agreements executed by and between SunEdison and SSL related to matters of intellectual property, including the CCZ and Diamond Coated Wire Licensing Agreement, the Patent and Technology Cross-License Agreement, the Joint Development Agreement, and the relevant Service Annexes under the Transition Services Agreement.

“IPO” has the meaning set forth in the Recitals to this Agreement.

“IPO Registration Statement” means the registration statement on Form S-1 (SEC File No. 333-191052) as filed by SSL with the SEC in connection with the IPO, together with all amendments and supplements thereto.

“Law” means any national, supranational, federal, state, provincial, local or similar law (including common law), statute, code, order, ordinance, rule, regulation, treaty (including any income tax treaty), license, permit, authorization, approval, consent, decree, injunction, binding judicial or administrative interpretation or other requirement, in each case, enacted, promulgated, issued or entered by a Governmental Authority.

“Liabilities” means any and all debts, guarantees, assurances, commitments, liabilities, responsibilities, Losses, remediation, deficiencies, reimbursement obligations in respect of letters of credit, damages, fines, penalties, settlements, sanctions, costs, expenses, interest and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, accrued or not accrued, asserted or unasserted, liquidated or unliquidated, foreseen or unforeseen, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any Law, claim (including any Third-Party Claim), demand, Action, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority or arbitration tribunal, and those arising under any contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment or undertaking, or any fines, damages or equitable relief that is imposed, in each case, including all costs and expenses relating thereto.

“Losses” means actual losses (including any diminution in value), costs, damages, fines, penalties and expenses (including legal and accounting fees and expenses and costs of investigation and litigation), whether or not involving a Third-Party Claim.

“Other Businesses” has the meaning set forth in the definition of “Excluded Liabilities”.

“Person” means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.

“Prime Rate” means the rate which The Wall Street Journal (or any successor thereto or other major money center commercial bank agreed to by the parties hereto) publishes from time to time as its prime lending rate, as in effect from time to time.

“Privileged Information” means any information, in written, oral, electronic or other tangible or intangible forms, including any communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), as to which a party or its respective Subsidiaries would be entitled to assert or have a privilege, including the attorney-client and attorney work product privileges.

“Registration Rights Agreement” means the Registration Rights Agreement to be entered into between SunEdison and SSL.

“Release” means any release, spill, emission, discharge, leaking, pumping, pouring, dumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Materials into the environment (including ambient air, surface water, groundwater and surface or subsurface strata).

“Reorganization” shall have the meaning set forth in the Recitals.

“Representatives” means, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys or other representatives.

“Response” shall have the meaning set forth in Section 3.2(a).

“Restructuring Step Plan” means that certain step by step summary, as may be amended by the parties from time to time, setting forth the restructuring steps to be taken prior to the Effective Date and the sequence thereof.

“SEC” means the U.S. Securities and Exchange Commission.

“Security Interest” means any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever.

“SSL” shall have the meaning set forth in the Preamble.

“SSL Assets” means (without duplication): (i) all issued and outstanding equity interests held by SunEdison or its Subsidiaries in the Transferred Entities, (ii) any and all Assets of SunEdison and its Subsidiaries that are used exclusively and/or held for use exclusively in the SSL Business, except as expressly otherwise contemplated in this Agreement or the Ancillary Agreements, and (iii) any Assets that are expressly contemplated to be transferred to SSL or any other member of the SSL Group pursuant to this Agreement, the Ancillary Agreements or the Restructuring Step Plan. Notwithstanding the foregoing, (x) the SSL Assets shall not, in any event, include the Excluded Assets and (y) all rights of the SSL Group in respect of SunEdison insurance policies shall not be included in the SSL Assets.

“SSL Balance Sheet” means the audited combined balance sheet of the SSL Group, including the notes thereto, as of December 31, 2013.

“SSL Business” means (a) the SSL business in the U.S. of SunEdison and its Subsidiaries and Affiliates (including, for the purposes of this definition, SSL and its Subsidiaries and Affiliates) prior to the date hereof as described in the IPO Registration Statement as “our business” or similar terms to refer to the SSL business as operated as a business segment of SunEdison for periods prior to the Effective Date and (b) without limiting the foregoing clause (a) and except as otherwise expressly provided in this Agreement, any terminated, divested or discontinued businesses, Assets or operations that were of such a nature that they would be part of the SSL Business (as described in the foregoing clause (a)) had they not been terminated, divested or discontinued (regardless of whether they ever operated under the “SunEdison” name).

“SSL Designees” shall have the meaning set forth in the Recitals.

“SSL Financing Arrangements” means any financing arrangements entered into by SSL or any member of the SSL Group.

“SSL Group” means SSL, each Subsidiary of SSL immediately after the Effective Date and each Affiliate of SSL immediately after the Effective Date.

“SSL Intellectual Property” means all of the Intellectual Property owned by SunEdison prior to engaging in the Separation that is used in the SSL Business other than the Intellectual Property licensed by SunEdison to SSL through the CCZ and Diamond Coated Wire Licensing Agreement and the Patent and Technology Cross-License Agreement .

“SSL Liabilities” means: (i) all Liabilities, including any Environmental Liabilities, to the extent relating to, arising out of or resulting from (in any such case, whether arising before, on or after the Effective Date): (A) the operation or ownership of the SSL Business, as conducted at any time prior to, on or after the Effective Date, or (B) any SSL Asset; (ii) any and all other Liabilities that are expressly provided by this Agreement or any Ancillary Agreement as Liabilities to be assumed by SSL or any member of the SSL Group, and all agreements, obligations and Liabilities of any member of the SSL Group under this Agreement or any of the Ancillary Agreements; (iii) all Liabilities relating to, arising out of or resulting from any SSL Financing Arrangements; (iv) all Liabilities reflected as liabilities or obligations of SSL or its Subsidiaries on the SSL Balance Sheet, subject to any discharge of such Liabilities subsequent to the date of the SSL Balance Sheet; (v) all Liabilities under any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may be applicable with respect to the transfer or sale of any or all of the SSL Assets to any member of the SSL Group; and (vi) all Liabilities arising out of claims made by the respective directors, officers, stockholders, employees, agents, Subsidiaries or Affiliates of either Group against any member of either Group to the extent relating to, arising out of or resulting from the SSL Business or the other Liabilities referred to in clauses (i) through (v) above, inclusive. Notwithstanding the foregoing, the SSL Liabilities shall not include the Excluded Liabilities.

“SSL Transfer Documents” shall have the meaning set forth in Section 2.2(b).

“Separation” shall have the meaning set forth in the Recitals.

“SunEdison” shall have the meaning set forth in the Preamble.

“SunEdison Board” shall have the meaning set forth in the Recitals.

“SunEdison Business” means each and every business conducted at any time by any member of the SunEdison Group, except the SSL Business.

“SunEdison Group” means SunEdison, each Subsidiary of SunEdison immediately after the Effective Date and each Affiliate of SunEdison immediately after the Effective Date (in each case other than any member of the SSL Group).

“SunEdison Transfer Documents” shall have the meaning set forth in Section 2.2(b).

“Software” means any and all: (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form; (b) databases and compilations, including any and all data and collections of data, whether machine-readable or otherwise; (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (d) documentation, including user manuals and other training documentation, relating to any of the foregoing.

“Subsidiary” or “subsidiary” means, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person: (a) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities of such Person, (ii) the total combined equity interests or (iii) the capital or profit interests, in the case of a partnership; or (b) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.

“Tax Matters Agreement” means the Tax Matters Agreement to be entered into between SunEdison and SSL.

“Tax Records” has the meaning set forth in the Tax Matters Agreement.

“Taxes” shall have the meaning set forth in the Tax Matters Agreement.

“Third Party” means a Person (including any Governmental Authority) who is not a member of the SunEdison Group or the SSL Group.

“Trademarks” means trademarks, service marks, names, corporate names, trade names, domain names, logos, slogans, trade dress, design rights, and other similar designations of source or origin and all applications and registrations therefor, together with the goodwill symbolized by any of the foregoing.

“Transfer Documents” shall have the meaning set forth in Section 2.2(b).

“Transferred Entity” means the Subsidiaries of SunEdison that have been or shall be contributed to, or otherwise transferred, conveyed, or assigned to, the SSL Group or entities that shall be members of the SSL Group as of the Effective Date, pursuant to the Restructuring Step Plan.

“Transition Services Agreement” means the Transition Services Agreement to be entered into between SunEdison and SSL.

“Unreleased Excluded Liability” shall have the meaning set forth in Section 2.6(b).

ARTICLE II

THE SEPARATION

2.1 Transfer of Assets and Assumption of Liabilities.

(a) Unless otherwise provided in this Agreement or in any Ancillary Agreement, to the extent not previously effected prior to the Effective Date pursuant to the Restructuring Step Plan:

(i) SunEdison shall, and shall cause its applicable Subsidiaries to, sell, contribute, assign, transfer, convey and deliver to SSL, or the applicable SSL Designees, and SSL or such SSL Designees shall accept from SunEdison and its applicable Subsidiaries, all of

SunEdison’s and such Subsidiaries’ respective direct or indirect right, title and interest in and to all of the SSL Assets (it being understood that if any SSL Asset shall be held by a Transferred Entity or a wholly owned Subsidiary of a Transferred Entity, such SSL Asset may be assigned, transferred, conveyed and delivered as a result of the transfer of all or substantially all of the equity interests in such Transferred Entity); and

(ii) SSL and the applicable SSL Designees shall accept, assume and agree faithfully to perform, discharge and fulfill all the SSL Liabilities in accordance with their respective terms. SSL and such SSL Designees shall be responsible for all SSL Liabilities, regardless of when or where such SSL Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Effective Date, regardless of where or against whom such SSL Liabilities are asserted or determined or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud, misrepresentation or any other cause by any Person in the SunEdison Group or the SSL Group, or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates.

(b) To the extent that any SSL Asset is not transferred or assigned to, or any SSL Liability is not assumed by, a member of the SSL Group at the Effective Date or is owned or held by a member of the SunEdison Group after the Effective Date, from and after the Effective Date, any such SSL Asset or SSL Liability shall be held by such member of the SunEdison Group for the use and benefit of the member of the SSL Group entitled thereto (at the expense of the member of the SSL Group entitled thereto) in accordance with Section 2.3(c):

(i) Pursuant to the Restructuring Step Plan, SunEdison shall, and shall cause its applicable Subsidiaries to, as soon as reasonably practicable, assign, transfer, convey and deliver to SSL or certain of its Subsidiaries designated by SSL, and SSL or such Subsidiaries shall accept from SunEdison and its applicable Subsidiaries, all of SunEdison’s and such Subsidiaries’ respective right, title and interest in and to such SSL Assets; and

(ii) Pursuant to the Restructuring Step Plan, SSL and certain of its Subsidiaries designated by SSL shall, as soon as reasonably practicable, accept, assume and agree faithfully to perform, discharge and fulfill all such SSL Liabilities in accordance with their respective terms.

(c) SSL hereby waives compliance by each and every member of the SunEdison Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the SSL Assets to any member of the SSL Group.

2.2 Transfer of Excluded Assets; Assumption of Excluded Liabilities.

(a) To the extent that any Excluded Asset is transferred or assigned to, or any Excluded Liability is assumed by, a member of the SSL Group at the Effective Date or is owned or held by a member of the SSL Group after the Effective Date, from and after the Effective Date, any such Excluded Asset or Excluded Liability shall be held by such member of the SSL Group for the use and benefit of the member of the SunEdison Group entitled thereto (at the expense of the member of the SunEdison Group entitled thereto) in accordance with Section 2.3(c), and, subject to Section 2.3(b):

(i) SSL shall, and shall cause its applicable Subsidiaries to, as soon as reasonably practicable, assign, transfer, convey and deliver to SunEdison or certain of its

Subsidiaries designated by SunEdison, and SunEdison or such Subsidiaries shall accept from SSL and its applicable Subsidiaries, all of SSL’s and such Subsidiaries’ respective right, title and interest in and to such Excluded Assets; and

(ii) SunEdison and certain of its Subsidiaries designated by SunEdison shall, as soon as reasonably practicable, accept, assume and agree faithfully to perform, discharge and fulfill all such Excluded Liabilities in accordance with their respective terms.

(b) In furtherance of the assignment, transfer, conveyance and delivery of Excluded Assets and the assumption of Excluded Liabilities, and without any additional consideration therefor:

(i) SSL shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such bills of sale, quitclaim deeds, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of SSL’s and its Subsidiaries’ right, title and interest in and to the Excluded Assets to SunEdison and its Subsidiaries; and

(ii) SunEdison shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the Excluded Liabilities.

All of the foregoing documents contemplated by this Section (i) shall be referred to collectively herein as the “SSL Transfer Documents” and, together with the transfer documents described in Section (ii) (the “SunEdison Transfer Documents,” collectively, the “Transfer Documents”).

2.3 Approvals and Notifications.

(a) To the extent that the transfer or assignment of any SSL Asset, the assumption of any SSL Liability, the transfer or assignment of any Excluded Asset, the assumption of any Excluded Liability, or the Separation or Reorganization requires any Approvals or Notifications—and to the extent such Approvals or Notifications have not already been obtained—the parties shall endeavor to obtain or make such Approvals or Notifications as soon as reasonably practicable; provided that, except to the extent expressly provided in this Agreement or any of the Ancillary Agreements or as otherwise agreed between SunEdison and SSL, neither SunEdison nor SSL shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or make such Approvals or Notifications.

(b) If and to the extent that the valid, complete and perfected transfer or assignment to (i) the SSL Group of any SSL Assets or assumption by the SSL Group of any SSL Liabilities or (ii) the SunEdison Group of any Excluded Asset or assumption by the SunEdison Group of any Excluded Liability, would be a violation of applicable Law, or require any Approvals or Notifications in connection with the Separation that have not been obtained or made by the Effective Date, then, unless the parties hereto shall otherwise mutually determine, the transfer or assignment to the SSL Group of such SSL Assets or to the SunEdison Group of such Excluded Assets, or the assumption by the SSL Group of such SSL Liabilities or the SunEdison Group of such Excluded Liabilities, as the case may be, shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Approvals or Notifications have been obtained or made. Notwithstanding the foregoing, any such SSL Assets or Excluded Assets or SSL Liabilities or Excluded Liabilities shall continue to constitute SSL Assets, Excluded Assets, SSL Liabilities or Excluded Liabilities, as applicable, for all other purposes of this Agreement.

(c) If any SSL Asset or SSL Liability is owned or held by any member of the SunEdison Group after the Effective Date, or any Excluded Asset or Excluded Liability is held by any member of the SSL Group after the Effective Date, whether as a result of the provisions of Section (b) or for any other reason, then, insofar as reasonably possible, the member of the SSL Group holding or owning such Excluded Asset or such Excluded Liability, or the member of the SunEdison Group holding such SSL Asset or SSL Liability, as the case may be, shall thereafter hold such SSL Asset or Excluded Asset or SSL Liability or Excluded Liability, as the case may be, for the use and benefit of the member of the SunEdison Group or SSL Group entitled thereto (at the expense of the member of the SunEdison Group or SSL Group entitled thereto). In addition, the member of the SSL Group retaining such Excluded Asset or such Excluded Liability, or the member of the SunEdison Group retaining such SSL Asset or SSL Liability, shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such SSL Asset or Excluded Asset or SSL Liability or Excluded Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the member of the SSL Group or SunEdison Group to whom such SSL Asset or Excluded Asset is to be transferred or assigned, or which shall assume such SSL Liability or Excluded Liability, as the case may be, in order to place such member of the SSL Group or SunEdison Group in a substantially similar position as if such SSL Asset or Excluded Asset or SSL Liability or Excluded Liability had been transferred, assigned, assumed or retained in connection with the Separation to or by the party entitled thereto and so that all the benefits and burdens relating to such SSL Asset or Excluded Asset or SSL Liability or Excluded Liability, as the case may be, including use, risk of loss, potential for gain, and dominion, control and command over such SSL Asset or Excluded Asset or SSL Liability or Excluded Liability, as the case may be, and all costs and expenses related thereto, shall inure from and after the Effective Date to the SSL Group, in the case of any SSL Asset or SSL Liability, or the SunEdison Group, in the case of any Excluded Asset or Excluded Liability.

(d) If and when the Approvals or Notifications, the absence of which caused the deferral of transfer or assignment of any SSL Asset or Excluded Asset or the deferral of assumption of any SSL Liability or Excluded Liability pursuant to Section (b), are obtained or made, and, if and when any other legal impediments for the transfer or assignment of any SSL Asset or Excluded Asset or the assumption of any SSL Liability or Excluded Liability have been removed, the transfer or assignment of the applicable SSL Asset or Excluded Asset or the assumption of the applicable SSL Liability or Excluded Liability, as the case may be, shall be effected in accordance with the terms of this Agreement and/or the applicable Ancillary Agreement.

(e) Except as otherwise agreed between SunEdison and SSL, (i) any member of the SunEdison Group retaining a SSL Asset or SSL Liability (whether as a result of the provisions of Section 2.1(c), Section (b) or for any other reason) and (ii) any member of the SSL Group holding or owning an Excluded Asset or Excluded Liability (whether as a result of the provisions of Section 2.2(a), Section (b) or for any other reason), shall not be obligated, in order to effect the transfer of such Asset or Liability to the Group member entitled thereto, to expend any money unless the necessary funds are advanced (or otherwise made available) by the Group member entitled thereto, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by the Group member entitled to such Asset or Liability.

(f) Nothing in this Agreement or any Ancillary Agreement shall be deemed to constitute a transfer or assignment, or an attempted transfer or assignment, of any Asset by any party (or any of its Affiliates) to any other party (or any of its Affiliates) to the extent that such transfer or assignment, or attempted transfer or assignment, would constitute a breach of any contract to which SSL or SunEdison is a party, result in the counterparty to such contract acquiring the right to terminate such contract or cause forfeiture or loss of such Asset.

2.4 No SunEdison Representations or Warranties. Except as expressly set forth in this Agreement or any Ancillary Agreement, no member of the SunEdison Group makes any representation or warranty of any kind whatsoever, express or implied, to any member of the SSL Group in any way with respect to the transactions contemplated hereby or any other matter, including as to: (a) the value, condition, prospects or freedom from encumbrance of, or any other matter concerning, any member of the SSL Group (including their respective assets) or the SSL Business; (b) the legal sufficiency to convey title to the equity interests of any member of the SSL Group on the execution, delivery and/or filing of the Transfer Documents; or (c) the amount or nature of, or any other matter concerning, the Liabilities of the members of the SSL Group. NOTWITHSTANDING ANYTHING CONTAINED TO THE CONTRARY IN ANY OTHER PROVISION OF THIS AGREEMENT AND TO THE FULLEST EXTENT NOT PROHIBITED BY APPLICABLE LAW, IT IS THE EXPLICIT INTENT OF EACH PARTY HERETO THAT SSL TAKE THE SSL BUSINESS AND ALL SUBSIDIARIES OF SSL (AND THEIR RESPECTIVE ASSETS) AND THE SSL ASSETS, BUSINESSES OR LIABILITIES AS CONTEMPLATED HEREBY, “AS IS,” “WHERE IS” AND ‘WITH ALL FAULTS”, AND THAT NO PARTY HERETO IS REPRESENTING OR WARRANTING TO ANY OTHER PARTY HERETO, AS TO ANY CONSENTS OR GOVERNMENTAL APPROVALS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY LIENS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY CLAIM OR OTHER ASSET, INCLUDING ANY ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF, AND EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS,” “WHERE IS” AND ‘WITH ALL FAULTS” AND THAT, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SUNEDISON HEREBY: (I) EXPRESSLY DISCLAIMS AND NEGATES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE, RELATING TO THE CONDITION OR SUFFICIENCY THEREOF (INCLUDING ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, MARKETABILITY, TITLE, VALUE OR OF FREEDOM FROM ENCUMBRANCE, OR THE PRESENCE OR ABSENCE OF ANY HAZARDOUS MATERIALS IN OR ON, OR DISPOSED OF OR DISCHARGED FROM, SUCH ASSETS, BUSINESS OR LIABILITIES); AND (II) NEGATES ANY RIGHT OF SSL UNDER STATUTES TO CLAIM DIMINUTION OF CONSIDERATION AND ANY CLAIMS BY SSL FOR DAMAGES BECAUSE OF DEFECTS, WHETHER KNOWN OR UNKNOWN, IT BEING THE INTENTION OF THE PARTIES HERETO THAT THE SSL BUSINESS AND ALL MEMBERS OF THE SSL GROUP (AND THEIR RESPECTIVE ASSETS) AND SSL ASSETS ARE TO BE ACCEPTED BY SSL IN THEIR PRESENT CONDITION. The members of the SSL Group shall bear the economic and legal risk that any conveyances of such assets shall prove to be insufficient or that the SSL Group’s members’ title to any such assets shall be other than good and marketable and free of encumbrances. Except as expressly set forth in this Agreement or any Ancillary Agreement, no member of the SunEdison Group represents or warrants that the obtaining of the consents or approvals, the execution and delivery of any amendatory agreements and the making of the filings and applications contemplated by this Agreement shall satisfy the provisions of all applicable Contracts or the requirements of all applicable Laws and, subject to Section 2.5, the members of the SSL Group shall bear the economic and legal risk that any necessary consents or approvals are not obtained or that any requirements of Law not complied with in the Reorganization. Notwithstanding the foregoing, SunEdison shall, or shall cause the other applicable members of the SunEdison Group to, use commercially reasonable efforts to cure any material defects in the applicable SSL Group member’s title to any transferred Assets; provided that the SSL Group shall pay any expenses or any other Liability to any third party incurred by the members of the SunEdison Group in connection with such commercially reasonable efforts.

2.5 No SSL Representations or Warranties. Except as expressly set forth in this Agreement or any Ancillary Agreement, no member of the SSL Group makes any representation or warranty of any kind whatsoever, express or implied, to any member of the SunEdison Group in any way with respect to the transactions contemplated hereby or any other matter, including as to the amount or nature of, or any other matter concerning, the Liabilities of the members of the SunEdison Group.

2.6 Novation of Excluded Liabilities.

(a) Each of SunEdison and SSL, at the request of the other, shall endeavor, if reasonably practicable, to obtain, or to cause to be obtained, if reasonably practicable, any consent, substitution, approval or amendment required to novate or assign all obligations under agreements, leases, licenses and other obligations or Liabilities of any nature whatsoever that constitute Excluded Liabilities, or to obtain in writing the unconditional release of all parties to such arrangements other than any member of the SunEdison Group, so that, in any such case, the members of the SunEdison Group shall be solely responsible for such Excluded Liabilities; provided that neither SunEdison nor SSL shall be obligated to contribute any capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any third Person from whom any such consent, substitution, approval, amendment or release is requested; provided, further, however, that any legal fees or other administrative costs associated with obtaining such consents, approvals, substitution, amendments and releases shall be borne by SSL.

(b) If SunEdison or SSL is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release and the applicable member of the SSL Group continues to be bound by such agreement, lease, license or other obligation or Liability (each, an “Unreleased Excluded Liability”), SunEdison shall, to the extent not prohibited by Law, as indemnitor, guarantor, agent or subcontractor for such member of the SSL Group, as the case may be, (i) pay, perform and discharge fully all the obligations or other Liabilities of such member of the SSL Group that constitute Unreleased Excluded Liabilities from and after the Effective Date and (ii) use its commercially reasonable efforts to effect such payment, performance, or discharge on or prior to the date any demand for such payment, performance, or discharge is permitted to be made by the obligee thereunder on behalf of any member of the SSL Group. If and when any such consent, substitution, approval, amendment or release shall be obtained or the Unreleased Excluded Liabilities shall otherwise become assignable or able to be novated, SSL shall promptly assign, or cause to be assigned, and SunEdison or the applicable SunEdison Group member shall assume, such Unreleased Excluded Liabilities without exchange of further consideration.

ARTICLE III

DISPUTE RESOLUTION

3.1 General Provisions.

(a) Any dispute, controversy or claim (whether arising in contract, tort or otherwise) arising out of or relating to this Agreement or the Ancillary Agreements (except as otherwise set forth in any such Ancillary Agreements), including the validity, interpretation, breach or termination thereof, or the transactions contemplated hereby or thereby (including all actions taken in furtherance of the transactions contemplated hereby on or prior to the Effective Date, including the Reorganization), or the commercial or economic relationship of the parties relating hereto or thereto (a “Dispute”), shall be resolved in accordance with the procedures set forth in this Article III, which shall be the sole and exclusive procedures for the resolution of any such Dispute unless otherwise specified in the applicable Ancillary Agreement or in this Article III.

(b) THE PARTIES EXPRESSLY WAIVE AND FOREGO ANY RIGHT TO TRIAL BY JURY.

(c) The specific procedures set forth in this Article III, including the time limits referenced herein, may be modified by agreement of both of the parties in writing.

(d) All applicable statutes of limitations and defenses based upon the passage of time shall be tolled while the procedures specified in this Article III are pending. The parties shall take any necessary or appropriate action required to effectuate such tolling.

3.2 Consideration by Senior Executives; Boards of Directors.

(a) It is the intent of the parties to use their respective commercially reasonable efforts to resolve expeditiously any Dispute between or among them with respect to the matters covered by this Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby, that may arise from time to time on a mutually acceptable negotiated basis. If such a Dispute is not resolved in the normal course of business at the operational level, the parties shall attempt in good faith to resolve the Dispute by negotiation between executives who hold, at a minimum, the office of Senior Vice President and/or General Counsel. Either party may initiate the executive negotiation process by providing a written notice to the other (the “Initial Notice”). Within fifteen (15) days after delivery of the Initial Notice, the receiving party shall submit to the other a written response (the “Response”). The Initial Notice and the Response shall include (a) a statement of the Dispute and of each party’s position and (b) the names and titles of the executives who may represent that party and of any other persons who may accompany the executive. The parties agree that such executives shall have full and complete authority to resolve any Disputes submitted pursuant to this Section 3.2. Such executives shall meet in person or by teleconference or video conference within thirty (30) days of the date of the Initial Notice to seek a resolution of the Dispute. In the event that the executives are unable to agree to a format for such meeting, the meeting shall be convened in person at a mutually acceptable location in St. Louis, Missouri.

(b) If the senior executives are unable to resolve the Dispute pursuant to Section (a) within sixty (60) days from the Initial Notice, then, the Dispute will be submitted to the boards of directors of SunEdison and SSL. Representatives of each board of directors shall meet as soon as practicable to attempt in good faith to negotiate a resolution of the Dispute.

3.3 Arbitration.

(a) In the event any Dispute is not finally resolved pursuant to Section 3.2 within ninety (90) days from the delivery of the Initial Notice, and unless the parties have mutually agreed to mediate or use some other form of alternative dispute resolution in an attempt to resolve the Dispute, then such Dispute may be submitted to be finally resolved by binding arbitration pursuant to the AAA Commercial Arbitration Rules as then in effect (the “AAA Commercial Arbitration Rules”).

(b) Without waiving its rights to any remedy under this Agreement and without first complying with the provisions of Section 3.2, either party may seek any interim or provisional relief that is necessary to protect the rights or property of that party either: (i) before any New York federal or state court; (ii) before a special arbitrator, as provided for under the AAA Commercial Arbitration Rules; or (iii) before the arbitral tribunal established hereunder.

(c) Unless otherwise agreed by the parties in writing, any Dispute to be decided in arbitration hereunder shall be decided before a sole arbitrator.

(d) The sole independent arbitrator shall be appointed by agreement of the parties within fifteen (15) days from the date of receipt of written demand of either party. If the parties cannot agree to a sole independent arbitrator, then upon written application by either party, the sole independent arbitrator shall be appointed pursuant to AAA Commercial Arbitration Rules.

(e) The place of arbitration shall be New York, New York. Along with the arbitrator appointed, the parties shall agree to a mutually convenient date and time to conduct the arbitration, but in no event shall the final hearing(s) be scheduled more than nine (9) months from submission of the Dispute to arbitration unless the parties agree otherwise in writing.

(f) The arbitral tribunal shall have the right to award, on an interim basis, or include in the final award, any relief that it deems proper in the circumstances, including money damages (with interest on unpaid amounts from the due date), injunctive relief (including specific performance) and attorneys’ fees and costs; provided that the arbitral tribunal shall not award any relief not specifically requested by the parties and, in any event, shall not award any damages of the types prohibited under Section 7.18. Upon constitution of the arbitral tribunal following any grant of interim relief by a special arbitrator or court pursuant to Section (b), the tribunal may affirm or disaffirm that relief, and the parties shall seek modification or rescission of the order entered by the special arbitrator or court as necessary to accord with the tribunal’s decision.

(g) Neither party shall be bound by Rule 13 of the Federal Rules of Civil Procedure or any analogous Law or provision in the AAA Commercial Arbitration Rules governing deadlines for compulsory counterclaims; rather, each party shall be free to bring a counterclaim at any time (subject to any applicable statutes of limitation).

(h) So long as either party has a timely claim to assert, the agreement to arbitrate Disputes set forth in this Section 3.3 shall continue in full force and effect subsequent to, and notwithstanding the completion, expiration or termination of, this Agreement.

(i) The interim or final award in an arbitration pursuant to this Article III shall be conclusive and binding upon the parties, and a party obtaining a final award may enter judgment upon such award in any court of competent jurisdiction.

(j) It is the intent of the parties that the agreement to arbitrate Disputes set forth in this Section 3.3 shall be interpreted and applied broadly such that all reasonable doubts as to arbitrability of a Dispute shall be decided in favor of arbitration.

(k) The parties agree that any Dispute submitted to arbitration shall be governed by, and construed and interpreted in accordance with New York Law, as provided in Section 7.2 and, except as otherwise provided in this Article III or mutually agreed to in writing by the parties, the Federal Arbitration Act, 9 U.S.C. §§ 1.1 et seq., shall govern any arbitration between the parties pursuant to this Section 3.3.

(l) Subject to Section 3.3(c)(ii)(B), each party shall bear its own fees, costs and expenses and shall bear an equal share of the costs and expenses of the arbitration, including the fees, costs and expenses of the three (3) arbitrators; provided that the arbitral tribunal may award the prevailing party its reasonable fees and expenses (including attorneys’ fees), if it finds that there was no good faith basis for the position taken by the other party in the arbitration.

(m) Notwithstanding anything in this Article III to the contrary, any disputes requesting injunctive relief or specific performance shall be conducted according to the fast-track arbitration procedures of the AAA Commercial Arbitration Rules then in effect.

(n) Unless otherwise agreed in writing, the parties will continue to provide services and honor all other commitments under this Agreement and any Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this Article III with respect to all matters not subject to such Dispute.

(o) Nothing in this Article III shall preclude either party from seeking equitable relief or interim or provisional relief from any court of competent jurisdiction, including a temporary restraining order, preliminary injunction or other equitable relief, concerning a dispute either prior to or during any arbitration.

(p) The arbitration proceedings described in this Article III shall be confidential and the arbitrators shall issue appropriate protective orders to safeguard each party’s Confidential Information. Except as may be required by applicable law, neither party shall make (or instruct the arbitrators to make) any public announcement with respect to the proceedings or decision of the arbitrators without the prior written consent of the other party. The existence of any Dispute submitted to arbitration and any award shall be kept in confidence by the parties and the arbitrators, except as may be required in connection with the enforcement of such award or as otherwise required by applicable Law.

(q) Any duty to arbitrate under this Agreement shall remain in effect and be enforceable after termination of this Agreement for any reason.

ARTICLE IV

EXCHANGE OF INFORMATION; CONFIDENTIALITY

4.1 Agreement for Exchange of Information.

(a) Subject to the terms and conditions of any Ancillary Agreement, and except in the case of an adversarial Action by one party hereto against another party hereto (which shall be governed by discovery rules as may be applicable under Article III or otherwise), at all times after the Effective Date, as soon as reasonably practicable after written request: (i) SunEdison shall afford SSL and the other members of the SSL Group, as well as their authorized Representatives, reasonable access during normal business hours to, or, at SSL’s written request and expense, provide copies of, all Information in the possession or under the control of SunEdison immediately following the Effective Date to the extent that such Information relates to the SSL Business (including the employees thereof) or any SSL Asset or SSL Liability, in each case immediately after the Effective Date; and (ii) SSL shall afford SunEdison and the other members of the SunEdison Group, as well as their authorized Representatives, reasonable access during normal business hours to, or, at SunEdison’s written request and expense, provide copies of, all Information in the possession or under the control of SSL immediately following the Effective Date to the extent that such Information relates to the SunEdison Business (including the employees thereof) or any of its Assets or Liabilities, in each case immediately after the Effective Date; provided that in the event either SunEdison or SSL determines that any such provision of Information could be commercially detrimental, violate any Law or agreement or waive any attorney-client privilege, then the parties shall use commercially reasonable efforts to permit compliance with such obligations to the extent and in a manner that avoids any harm or consequence. The party providing Information pursuant to this Section 4.1 shall only be obligated to provide such Information in the form, condition and format in which it then exists and in no event shall such party be required to perform any improvement, modification, conversion, updating or reformatting of any such Information, and nothing in this Section 4.1 shall expand the obligations of the parties under Section 4.3. Each of SunEdison and SSL agree to make their respective personnel available to discuss the Information exchanged pursuant to this Section 4.1.

(b) Any party hereto may request Information under Section 4.1: (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting Party (including under applicable securities laws) by a Governmental Authority having jurisdiction over the requesting party; (ii) for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims defense, regulatory filings, litigation or other similar requirements; (iii) for use in compensation, benefit or welfare plan administration or other bona fide business purposes; or (iv) to comply with its obligations under this Agreement or any Ancillary Agreement.

(c) Without limiting the generality of the foregoing, until the end of the first full fiscal year of SSL occurring after the Effective Date (and for a reasonable period of time afterwards as required for each party to prepare consolidated financial statements or complete a financial statement audit for the fiscal year during which the Effective Date occurs), each party hereto shall use its commercially reasonable efforts to cooperate with the other party’s Information requests to enable the other party to meet its timetable for dissemination of its earnings releases and financial statements and enable such other party’s independent registered public accounting firm to timely complete their audit of the annual financial statements and review of the quarterly financial statements.

(d) The parties’ obligations to provide Information and cooperation with respect to taxes shall be governed by the Tax Matters Agreement, and not by this Section 4.1.

4.2 Ownership of Information. Any Information owned by one party hereto that is provided to a requesting party pursuant to Section 4.1 shall be deemed to remain the property of the providing party. Except as specifically set forth herein or in another Ancillary Agreement, nothing contained in this Agreement shall be construed to grant or confer rights of license or otherwise in any such Information.

4.3 Record Retention.

(a) To facilitate the possible exchange of Information pursuant to this Article IV after the Effective Date, except as otherwise required or agreed in writing, or as otherwise provided in the Tax Matters Agreement, the parties hereto agree to use commercially reasonable efforts to retain all Information in their respective possession or control on the Effective Date in accordance with the policies and procedures of SunEdison as in effect on the Effective Date or such other commercially reasonable policies and procedures as may be adopted by the applicable party after the Effective Date as provided herein. Notwithstanding the foregoing, (i) no Party hereto shall be required to delay implementation of any amendment to Information retention policies and legal hold procedures to the extent such amendments are required by applicable law, and (ii) nothing in this Article IV shall require either party to retain electronic mail beyond the periods specified in relevant corporate policies, unless such electronic mail is subject, by virtue of its content, to other specific records retention provisions, or is subject to a litigation hold or document retention notice, or is otherwise known by its custodian to relate to a pending or threatened Action. Notwithstanding the foregoing, to the extent such Information relates to Environmental Liabilities, such retention period shall be extended to the expiration of the applicable statute of limitations (giving effect to any extensions thereof). Nothing in this Section 4.3 shall affect the rights and obligations of any party to the Tax Matters Agreement with respect to Tax Records.

(b) In the event of an inadvertent failure by either SunEdison or SSL or any of their respective Subsidiaries to comply with its applicable document retention policies as required under this Section 4.3, such party shall be liable to the other party solely for the amount of any monetary fines or penalties imposed or levied against such other party by a Governmental Authority (which fines or penalties shall not include any Liabilities asserted in connection with the claims underlying the applicable Action, other than fines or penalties resulting from any claim of spoliation) as a result of such other party’s inability to produce Information caused by such inadvertent failure and shall not be liable to such other Party for any other Liabilities.

4.4 Limitations of Liability. No party shall have any liability to any other party in the event that any Information exchanged or provided pursuant to this Agreement is found to be inaccurate in the absence of willful misconduct or fraud by the party providing such Information. No party shall have any liability to any other party if any Information is destroyed after commercially reasonable efforts by such party to comply with the provisions of Section 4.3.

4.5 Other Agreements Providing for Exchange of Information.

(a) The rights and obligations granted under this Article IV are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention or confidential treatment of Information set forth herein or any Ancillary Agreement.

(b) Either party that receives, pursuant to a request for Information in accordance with this Article IV, Information that is not relevant to its request shall (i) return it to the providing party or, at the providing party’s request, destroy such Information and (ii) deliver to the providing party a certificate certifying that such Information was returned or destroyed, as the case may be, which certificate shall be signed by an authorized Representative of the requesting party.

(c) When any Information furnished by one party to the other party (other than Information provided pursuant to Section 4.3) is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement, the receiving party shall, at its option, promptly after receiving a written notice from the disclosing party, either return to the disclosing party all such Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the disclosing party that it has destroyed such Information (and such copies thereof and such notes, extracts or summaries based thereon); provided that a party shall not be required to destroy or return any such Information to the extent that: (i) the party is required to retain the Information in order to comply with any applicable Law; (ii) the Information has been backed up electronically pursuant to the party’s standard document retention policies and will be managed and ultimately destroyed consistent with such policies; or (iii) it is kept in the party’s legal files for purposes of resolving any dispute that may arise under this Agreement or any Ancillary Agreement.

4.6 Production of Witnesses; Records; Cooperation. At all times from and after the Effective Date, except in the case of an adversarial Action by any member of the SunEdison Group, on the one hand, and any member of the SSL Group, on the other hand (which shall be governed by discovery rules as may be applicable under Article III or otherwise), each party hereto shall use commercially reasonable efforts to make available to the other party (without cost (other than reimbursement of actual out-of-pocket expenses) to, and upon prior written request of, the other party) any books and records and its Representatives as witnesses to the extent that the same may reasonably be required by the other party (giving consideration to business demands of such Representatives) in connection with any legal, administrative or other proceeding in which the requesting party may from time to time be involved with respect to the SunEdison Business, the SSL Business or any transactions contemplated hereby; provided, however, that direct claims or proceedings solely involving claims by one party hereto against the other party shall be governed by the provisions of Article III. In connection with any matter contemplated by this Section 4.6, for each such legal, administrative or other proceeding, the Parties will enter into a mutually acceptable common interests and joint defense agreement, so as to maintain to the extent practicable any applicable attorney-client privilege, work product immunity or other applicable privilege, immunity or protection of the parties hereto. The obligation of the parties to provide witnesses pursuant to this Section 4.6 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses employees and other officers without regard to whether the witness or the employer of the witness could assert a possible business conflict (subject to the exception set forth in the first sentence of this section).

4.7 Privileged Matters.

(a) The parties recognize that legal and other professional services that have been and shall be provided prior to the Effective Date have been and shall be rendered for the collective benefit of the parties and their respective Subsidiaries, and that each party and its respective Subsidiaries should be deemed to be the client with respect to such services for the purposes of asserting all privileges and immunities that may be asserted under applicable Law in connection therewith.

(b) The parties agree as follows:

(i) SunEdison shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the SunEdison Business, whether or not the Privileged Information is in the possession or under the control of a member of the SunEdison Group or the SSL Group;

(ii) SunEdison shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any Excluded Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under the control of a member of the SunEdison Group or the SSL Group;

(iii) SSL shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the SSL Business, whether or not the Privileged Information is in the possession or under the control of a member of the SunEdison Group or the SSL Group; and

(iv) SSL shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any SSL Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under the control of a member of the SunEdison Group or the SSL Group.

(c) Subject to Sections (d) and (e), the parties agree that they shall have a shared privilege or immunity with respect to all privileges not allocated pursuant to Section (b) and all privileges and immunities relating to any Actions or other matters that involve both parties (or one or more of their respective Subsidiaries) and in respect of which both parties have Liabilities under this Agreement, and that no such shared privilege or immunity may be waived by either party without the consent of the other party (which consent shall not be unreasonably withheld).

(d) If any dispute arises between SunEdison and SSL, or any of their respective Subsidiaries, regarding whether a privilege or immunity should be waived to protect or advance the interests of either party and/or their respective Subsidiaries, each party agrees that it shall: (i) negotiate with the other party in good faith; (ii) endeavor to minimize any prejudice to the rights of the other party; and (iii) not unreasonably withhold consent to any request for waiver by the other party. Further, each party specifically agrees that it shall not withhold its consent to the waiver of a privilege or immunity for any purpose except to protect its own legitimate interests.

(e) Upon receipt by SSL or by any of the SSL Subsidiaries of any subpoena, discovery or other request that may reasonably be expected to result in the production or disclosure of Information subject to a shared privilege or immunity or as to which SunEdison or any of the SunEdison Subsidiaries has the sole right hereunder to assert a privilege or immunity, or if SSL obtains knowledge that any of its, or a SSL Subsidiary’s, current or former directors, officers, agents or employees have received any subpoena, discovery or other requests that may reasonably be expected to result in the production or disclosure of such Privileged Information, SSL shall promptly provide written notice to SunEdison of the existence of the request (which notice shall be delivered to SunEdison no later than five (5) Business Days following the receipt of any such subpoena, discovery or other request) and shall provide SunEdison a reasonable opportunity to review the Information and to assert any rights it or they may have, including under this Section 4.7 or otherwise, to prevent the production or disclosure of such Privileged Information.

(f) Upon receipt by SunEdison or by any of the SunEdison Subsidiaries of any subpoena, discovery or other request that may reasonably be expected to result in the production or disclosure of Information subject to a shared privilege or immunity or as to which SSL or any of the SSL Subsidiaries has the sole right hereunder to assert a privilege or immunity, or if SunEdison obtains knowledge that any of its, or a SunEdison Subsidiary’s, current or former directors, officers, agents or employees have received any subpoena, discovery or other requests that may reasonably be expected to result in the production or disclosure of such Privileged Information, SunEdison shall promptly provide written notice to SSL of the existence of the request (which notice shall be delivered to SSL no later than five (5) Business Days following the receipt of any such subpoena, discovery or other request) and shall provide SSL a reasonable opportunity to review the Information and to assert any rights it or they may have, including under this Section 4.7 or otherwise, to prevent the production or disclosure of such Privileged Information. Absent receipt of written consent from the other party to the production or disclosure of information that may be covered by a privilege, each party agrees that it will not produce or disclose any information that may be covered

(g) Any furnishing of, or access to, Information pursuant to this Agreement is made in reliance on the agreement of the parties set forth in this Section 4.7 and in Section 4.8 to maintain the confidentiality of Privileged Information and to assert and maintain all applicable privileges and immunities. The parties further agree that: (i) the exchange by one party to the other party of any Privileged Information that should not have been transferred pursuant to the terms of this Article IV shall not be deemed to constitute a waiver of any privilege or immunity that has been or may be asserted under this Agreement or otherwise with respect to such Privileged Information; and (ii) the party receiving such Privileged Information shall be informed of its nature and shall be required to safeguard and protect it and promptly return such Privileged Information to the party who has the right to assert the privilege or immunity.

(h) In furtherance of, and without limitation to, the parties’ agreement under this Section 4.7, SunEdison and SSL shall, and shall cause their applicable Subsidiaries to, use reasonable efforts to maintain their respective separate and joint privileges and immunities, including by executing joint defense and/or common interest agreements where necessary or useful for this purpose.

4.8 Confidentiality.

(a) Subject to Section 4.9 and except as otherwise expressly contemplated by this Agreement or any Ancillary Agreement, from and after the Effective Date, each of SunEdison and SSL,

on behalf of itself and each of its respective Subsidiaries, agrees to hold, and to cause its respective Representatives to hold, in strict confidence, with at least the same degree of care that applies to SunEdison’s confidential and proprietary information pursuant to policies in effect as of the Effective Date, all Confidential Information concerning the other party and its Subsidiaries that is either in its possession (including Confidential Information in its possession prior to the Effective Date) or furnished to it by the other party or the other party’s Subsidiaries or Representatives at any time pursuant to this Agreement or any Ancillary Agreement, and shall not use any such Confidential Information other than for such purposes as may be expressly permitted hereunder or thereunder. If any confidential and proprietary Information of one party or any of its Subsidiaries is disclosed to another party or any of its Subsidiaries in connection with providing services to such first party or any of its Subsidiaries under this Agreement or any Ancillary Agreement, then such disclosed confidential and proprietary Information shall be used only as required to perform such services. Each of SunEdison and SSL, respectively, shall be responsible for any breach of this Section 4.8 by any of its Representatives.

(b) Each party agrees not to release or disclose, or permit to be released or disclosed, any confidential or proprietary Information of the other party addressed in Section (a) to any other Person, except its Representatives who need to know such Information in their capacities as such, and except in compliance with Section 4.9. Without limiting the foregoing, when any Information furnished by the other party after the Effective Date pursuant to this Agreement or any Ancillary Agreement is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement, each party shall, at its option, promptly after receiving a written notice from the disclosing party, either return to the disclosing party all such Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the disclosing party that it has destroyed such Information (and such copies thereof and such notes, extracts or summaries based thereon); provided that a party shall not be required to destroy or return any such Information to the extent that: (i) the party is required to retain the Information in order to comply with any applicable Law; (ii) the Information has been backed up electronically pursuant to the party’s standard document retention policies and will be managed and ultimately destroyed consistent with such policies; or (iii) it is kept in the party’s legal files for purposes of resolving any dispute that may arise under this Agreement or any Ancillary Agreement.

(c) Except as otherwise expressly provided in the Ancillary Agreements, and without limiting the generality of Section (a), from and after the Effective Date, each of SunEdison and SSL will implement and maintain security measures with at least the same degree of care that applies to SunEdison’ confidential and proprietary information pursuant to policies in effect as of the Effective Date that are designed to: (i) secure and maintain the confidentiality of Confidential Information of the other party; (ii) protect Confidential Information of the other party against anticipated threats or hazards; (iii) protect against loss or theft or unauthorized access, copying, disclosure, loss, damage, modification or use of Confidential Information of the disclosing party; and (iv) take reasonable measures to limit access to Confidential Information only to those Representatives who have a bona fide business need to access the Confidential Information.

(d) Notwithstanding the limitations set forth in this Section 4.8, with respect to financial and other information related to the SSL Group for the periods during which such entities were Subsidiaries of SunEdison, SunEdison shall be permitted to disclose such information in its earnings releases, investor calls, rating agency presentations and other similar disclosures to the extent such information has customarily been included by SunEdison in such disclosures and in its reports, statements or other documents filed or furnished with the SEC in accordance with applicable law, rules or regulations.

(e) Each party acknowledges that it and its respective Subsidiaries and Representatives may have in its or their possession confidential or proprietary Information of, or personal

Information relating to, Third Parties: (i) that was received under confidentiality or non-disclosure agreements entered into between such Third Parties, on the one hand, and the other party or the other party’s Subsidiaries, on the other hand, prior to the Effective Date; or (ii) that, as between the two parties, was originally collected by the other party or the other party’s Subsidiaries and that may be subject to and protected by privacy, data protection or other applicable Laws. Each party agrees that it shall, and shall cause its Subsidiaries and its and their respective Representatives to, hold, protect and use, the confidential and proprietary Information of, or personal Information relating to, Third Parties in accordance with privacy, data protection or other applicable Laws and the terms of any agreements entered into between the other party or the other party’s Subsidiaries, on the one hand, and such Third Parties, on the other hand.

4.9 Protective Arrangements. In the event that either party or any of its Subsidiaries is requested or required (by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) by any Governmental Authority or pursuant to applicable Law or the rules of any stock exchange on which the shares of the party or any member of its Group are traded to disclose or provide any confidential or proprietary Information of the other party (other than with respect to any such Information furnished pursuant to the provisions of Sections 4.1 through 4.8, as applicable), that is subject to the confidentiality provisions hereof, such party shall provide the other party with written notice of such request or demand as promptly as practicable under the circumstances so that such other party shall have an opportunity to seek an appropriate protective order, at such other party’s own cost and expense. In the event that such other party fails to receive such appropriate protective order in a timely manner and the party receiving the request or demand reasonably determines that its failure to disclose or provide such Information shall actually prejudice the party receiving the request or demand, then the party that received such request or demand may thereafter disclose or provide Information to the extent required by such Law (as so advised by counsel) or by lawful process or such Governmental Authority.

ARTICLE V

FURTHER ASSURANCES AND ADDITIONAL COVENANTS

5.1 Further Assurances.

(a) In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto shall use its commercially reasonable efforts, prior to, on and after the Effective Date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable on its part under applicable Laws, regulations and agreements, to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b) Without limiting the foregoing, prior to, on and after the Effective Date, each party hereto shall cooperate with each other party hereto, and without any further consideration, but at the expense of the requesting party, to execute and deliver, or use its commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain or make any Approvals or Notifications of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument (including any Third-Party consents or Governmental Approvals), and to take all such other actions as such party may reasonably be requested to take by any other party hereto from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the transfers of the SSL Assets and the assignment and assumption of the SSL Liabilities and the other transactions contemplated hereby and thereby. Without limiting the foregoing, each party shall, at the reasonable request, cost and expense of any other party, take such other actions as may be reasonably necessary to vest in such other party all of the transferring party’s right, title and interest to the Assets allocated to such party by this Agreement or any Ancillary Agreement, in each case, if and to the extent it is practicable to do so.

(c) On or prior to the Effective Date, SunEdison and SSL, in their respective capacities as direct and indirect stockholders of their respective Subsidiaries, shall each ratify any actions that are reasonably necessary or desirable to be taken by any Subsidiary of SunEdison or Subsidiary of SSL, as the case may be, to effectuate the transactions contemplated by this Agreement and the Ancillary Agreements.

(d) Misallocation. To the extent that, from time to time after the Effective Date, SunEdison or SSL identifies assets that are owned by SSL or a SSL Designee but that are in the possession of SunEdison or its Subsidiaries, SunEdison will or will cause its applicable Subsidiary to use commercially reasonable efforts to locate such items and take such action as is necessary to put SSL or the applicable SSL Designee in actual possession thereof (for no additional consideration). To the extent that, from time to time after the Execution Date, SunEdison or SSL identifies assets that are owned by SunEdison or its Subsidiaries but that are in the possession of SSL or a SSL Designee, SSL will or will cause the applicable SSL Designee to use commercially reasonable efforts to locate such items and take such action as is necessary to put SunEdison or the applicable SunEdison Subsidiary in actual possession thereof (for no additional consideration).

5.2 Performance. SunEdison shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the SunEdison Group. SSL shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the SSL Group. Each party (including its permitted successors and assigns) further agrees that it shall (a) give timely notice of the terms, conditions and continuing obligations contained in this Section 5.2 to all of the other members of its Group, and (b) cause all of the other members of its Group not to take, or omit to take, any action which action or omission would violate or cause such party to violate this Agreement or any Ancillary Agreement.

5.3 Order of Precedence. Notwithstanding anything to the contrary in this Agreement or any Ancillary Agreement, in the case of any conflict between the provisions of this Agreement and the provisions of any Ancillary Agreement, the provisions of this Agreement shall prevail; provided that in relation to any matters: (a) concerning Taxes, the Tax Matters Agreement shall prevail over this Agreement and any other Ancillary Agreement; (b) concerning Intellectual Property, the IP Agreements shall prevail over this Agreement and any other Ancillary Agreement.

5.4 Certain Business Matters.

(a) Following the Effective Date and except as otherwise expressly set forth in any Ancillary Agreement, any party hereto may

(b) Each of SunEdison and SSL is aware that from time to time certain business opportunities may arise which more than one party may be financially able to undertake, and which are, from their nature, in the line of more than one party’s business and are of practical advantage to more than one party. In connection therewith, the parties hereto agree that if either SunEdison or SSL acquires knowledge of an opportunity that meets the foregoing standard with respect to more than one party hereto, neither SunEdison nor SSL shall have any duty to communicate or offer such opportunity to any of the others and may pursue or acquire such opportunity for itself, or direct such opportunity to any other Person.

5.5 Litigation.

(a) As of the Effective Date, the SSL Group shall assume and thereafter, except as provided in Section 2.3, be responsible for all Liabilities that may result from the Assumed Actions and all fees and costs relating to the defense of the Assumed Actions, including attorneys’ fees and costs incurred after the Effective Time.

(b) SunEdison agrees that, at all times from and after the Effective Date, if an Action relating primarily to the SunEdison Business is commenced by a Third Party naming both one or more members of the SunEdison Group and one or more members of the SSL Group as defendants thereto, then SunEdison shall use its commercially reasonable efforts to cause such members of the SSL Group to be removed from such Action; provided that if SunEdison is unable to cause such members of the SSL Group to be removed from such Action, SunEdison and SSL shall cooperate and consult to the extent necessary or advisable with respect to such Action.

(c) SSL agrees that, at all times from and after the Effective Time, if an Action relating primarily to the SSL Business is commenced by a Third Party naming both one or more members of the SSL Group and one or more members of the SunEdison Group as defendants thereto, then SSL shall use its commercially reasonable efforts to cause such members of the SunEdison Group to be removed from such Action; provided that if SSL is unable to cause such members of the SunEdison Group to be removed from such Action, SSL and SunEdison shall cooperate and consult to the extent necessary or advisable with respect to such Action.

(d) SunEdison and SSL agree that, at all times from and after the Effective Date, if an Action which does not relate primarily to the SSL Business or the SunEdison Business is commenced by a Third Party naming both one or more members of the SunEdison Group and one or more members of the SSL Group as defendants thereto, then SunEdison and SSL Group shall cooperate and consult to the extent necessary or advisable with respect to such Action.

5.6 Mail and Other Communications. After the Effective Date, each of SunEdison and SSL may receive mail, facsimiles, packages and other communications properly belonging to the other. Accordingly, at all times after the Effective Date, each of SunEdison and SSL authorizes the other to receive and open all mail, telegrams, packages and other communications received by it and not unambiguously intended for the other party or any of the other party’s officers, employees or directors, and to retain the same to the extent that they relate to the business of the receiving party or, to the extent that they do not relate to the business of the receiving party, the receiving party shall promptly deliver such mail, telegrams, packages or other communications, including, without limitation, notices of any liens or encumbrances on any Asset transferred to SSL in connection with its separation from SunEdison (or, in case the same relate to both businesses, copies thereof), to the other party as provided for in Section 7.5 hereof. The provisions of this Section 5.6 are not intended to, and shall not, be deemed to constitute (a) an authorization by either SunEdison or SSL to permit the other to accept service of process on its behalf and neither party is or shall be deemed to be the agent of the other for service of process purposes or (b) a waiver of any attorney-client privilege with respect to Privileged Information contained in such mail, telegrams, packages or other communications.

ARTICLE VI

TERMINATION

6.1 Termination. This Agreement and any Ancillary Agreement may be terminated and the terms and conditions of the Separation may be amended, modified or abandoned at any time prior to the Effective Date by and in the sole and absolute discretion of the SunEdison Board without the approval of any Person, including SSL. In the event that this Agreement is terminated, this Agreement shall become null and void and no party, nor any party’s directors, officers or employees, shall have any liability of any kind to any Person by reason of this Agreement. After the Effective Date, this Agreement may not be terminated except by an agreement in writing signed by each of the parties to this Agreement.

ARTICLE VII

MISCELLANEOUS

7.1 Counterparts; Entire Agreement; Corporate Power.

(a) This Agreement and each Ancillary Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each party and delivered to each other party.

(b) This Agreement and the Ancillary Agreements, and the exhibits, annexes and schedules hereto and thereto, contain the entire agreement between the parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the parties with respect to such subject matter other than those set forth or referred to herein or therein.

(c) SunEdison represents on behalf of itself and each other member of the SunEdison Group, and SSL represents on behalf of itself and each other member of the SSL Group, as follows:

(i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby; and

(ii) this Agreement and each Ancillary Agreement to which it is a party have been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

(d) Each party hereto acknowledges that it and each other party hereto may execute this Agreement and the Ancillary Agreements by facsimile, stamp or mechanical signature. Each party hereto expressly adopts and confirms each such facsimile, stamp or mechanical signature made in its respective name as if it were a manual signature, agrees that it shall not assert that any such signature is not adequate to bind such party to the same extent as if it were signed manually and agrees that at the reasonable request of any other party hereto at any time it shall as promptly as reasonably practicable cause this Agreement and each Ancillary Agreement to be manually executed (any such execution to be as of the date of the initial date thereof).

7.2 Governing Law. This Agreement and, unless expressly provided therein, each Ancillary Agreement (and any claims or disputes arising out of or related hereto or thereto or to the transactions contemplated hereby and thereby or to the inducement of any party to enter herein and therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of New York, including Sections 5-1401 and 5-1402 of the New York General Obligations Law.

7.3 Assignability. Except as set forth in any Ancillary Agreement, this Agreement and each Ancillary Agreement shall be binding upon and inure to the benefit of the parties hereto and thereto, respectively, and their respective successors and permitted assigns; provided that no party hereto or thereto may assign its respective rights or delegate its respective obligations under this Agreement or any Ancillary Agreement without the express prior written consent of the other parties hereto or thereto; and provided, further, that SunEdison may assign its rights and delegate its obligations under this Agreement or any Ancillary Agreement to any of its Affiliates or in connection with a Change of Control of SunEdison or a sale or disposition of any of the Assets or Liabilities or lines of business of SunEdison, (provided that no such assignment or delegation shall release SunEdison from any Liability or obligation under this Agreement or any Ancillary Agreement).

7.4 Third-Party Beneficiaries. (a) The provisions of this Agreement and each Ancillary Agreement are solely for the benefit of the parties and are not intended to confer upon any Person except the parties any rights or remedies hereunder or thereunder, and (b) there are no third-party beneficiaries of this Agreement or any Ancillary Agreement and neither this Agreement nor any Ancillary Agreement shall provide any third Person with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement or any Ancillary Agreement.

7.5 Notices. All notices, requests, claims, demands or other communications under this Agreement and, to the extent applicable and unless otherwise provided therein, under each of the Ancillary Agreements, shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile or electronic transmission with receipt confirmed (followed by delivery of an original via overnight courier service), or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.5):

If to SunEdison, to:

SunEdison, Inc.

501 Pearl Drive

St. Peters, MO 63776

Attention: General Counsel

Facsimile: 866-773-0793

E-mail: mtruong@sunedison.com

If to SSL, to:

SunEdison Semiconductor Limited

501 Pearl Drive

St. Peters, MO 63376 Attention: General Counsel

E-mail: stownsley@sunedisonsemi.com

Any party may, by notice to the other party, change the address and contact person to which any such notices are to be given.

7.6 Severability. If any provision of this Agreement or any Ancillary Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the parties.

7.7 Force Majeure. Neither party shall be deemed in default of this Agreement or any Ancillary Agreement for failure to fulfill any obligation, other than a delay or failure to make a payment, so long as and to the extent to which any delay or failure in the fulfillment of such obligations is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay. A party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) provide written notice to the other party of the nature and extent of any such Force Majeure condition, and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement or the applicable Ancillary Agreement as soon as reasonably practicable.

7.8 Publicity. From and after the Effective Date, SSL and SunEdison shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement and the Ancillary Agreements, and shall not issue any such press release or make any public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system.

7.9 Expenses. Except as expressly set forth in this Agreement or in any Ancillary Agreement, all fees, costs and expenses incurred in connection with the preparation, execution, delivery and implementation of this Agreement and any Ancillary Agreement, and with the consummation of the transactions contemplated hereby and thereby, shall be borne by the party incurring such fees, costs or expenses.

7.10 Late Payments. Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount not paid when due pursuant to this Agreement or any Ancillary Agreement (and any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within sixty (60) days of such bill, invoice or other demand) shall accrue interest at a rate per annum equal to the Prime Rate plus two percent (2%).

7.11 Headings. The article, section and paragraph headings contained in this Agreement and in the Ancillary Agreements are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or any Ancillary Agreement.

7.12 Survival of Covenants. Except as expressly set forth in any Ancillary Agreement, the covenants, representations and warranties contained in this Agreement and each Ancillary Agreement, and liability for the breach of any obligations contained herein or therein, shall survive the Separation and shall remain in full force and effect.

7.13 Waivers of Default. Waiver by any party of any default by the other party of any provision of this Agreement or any Ancillary Agreement shall not be deemed a waiver by the waiving party of any subsequent or other default, nor shall it prejudice the rights of such party. No failure or delay by any party in exercising any right, power or privilege under this Agreement or any Ancillary Agreement shall operate as a waiver thereof nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

7.14 Specific Performance. Subject to the provisions of Article III, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Ancillary Agreement, the party or parties who are, or are to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief (on an interim or permanent basis) in respect of its or their rights under this Agreement or such Ancillary Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the parties to this Agreement.

7.15 Amendments. No provisions of this Agreement or any Ancillary Agreement shall be deemed waived, amended, supplemented or modified by any party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the party against whom such waiver, amendment, supplement or modification is sought to be enforced.

7.16 Interpretation. In this Agreement and any Ancillary Agreement:

(a) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires;

(b) the terms “hereof,” “herein,” “herewith” and words of similar import, and the terms “Agreement” and “Ancillary Agreement” shall, unless otherwise stated, be construed to refer to this Agreement or the applicable Ancillary Agreement as a whole (including all of the Schedules, Exhibits and Appendices hereto and thereto) and not to any particular provision of this Agreement or such Ancillary Agreement;

(c) Article, Section, Exhibit, Schedule and Appendix references are to the Articles, Sections, Exhibits, Schedules and Appendices to this Agreement (or the applicable Ancillary Agreement) unless otherwise specified;

(d) the word “including” and words of similar import when used in this Agreement (or the applicable Ancillary Agreement) means “including, without limitation”;

(e) the word “or” shall not be exclusive;

(f) unless expressly stated to the contrary in this Agreement or in any Ancillary Agreement, all references to “the date hereof,” “the date of this Agreement,” “hereby” and “hereupon” and words of similar import shall all be references to the date first stated in the preamble to this Agreement, regardless of any amendment or restatement hereof;

(g) unless otherwise provided, all references to “$” or “dollars” are to United States dollars; and

(h) references to the performance, discharge or fulfillment of any Liability in accordance with its terms shall have meaning only to the extent such Liability has terms, and if the Liability does not have terms, the reference shall mean performance, discharge or fulfillment of such Liability.

7.17 Mutual Drafting. This Agreement and the Ancillary Agreements shall be deemed to be the joint work product of the parties, and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

7.18 Limitations of Liability. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NEITHER SSL OR ANY MEMBER OF THE SSL GROUP, ON THE ONE HAND, NOR SUNEDISON OR ANY MEMBER OF THE SUNEDISON GROUP, ON THE OTHER HAND, SHALL BE LIABLE UNDER THIS AGREEMENT TO THE OTHER FOR ANY LOST PROFITS, LOST BUSINESS OPPORTUNITIES, OR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, PUNITIVE, EXEMPLARY, REMOTE, SPECULATIVE OR SIMILAR DAMAGES IN EXCESS OF COMPENSATORY DAMAGES OF THE OTHER ARISING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY; PROVIDED, HOWEVER, THAT TO THE EXTENT AN INDEMNIFIED PARTY IS REQUIRED TO PAY ANY OF THE AFOREMENTIONED DAMAGES (INCLUDING, SPECIAL, INCIDENTAL, INDIRECT, COLLATERAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OR LOST PROFITS) TO A PERSON WHO IS NOT A MEMBER OF EITHER GROUP IN CONNECTION WITH A THIRD PARTY CLAIM, SUCH DAMAGES WILL CONSTITUTE DIRECT DAMAGES AND NOT BE SUBJECT TO THE LIMITATION SET FORTH IN THIS SECTION 7.18. Notwithstanding any other provision of this Agreement, no individual who is a shareholder, director, employee, officer, agent or other representative of SunEdison or SSL, in such individual’s capacity as such, shall have any liability in respect of or relating to the covenants or obligations of SunEdison or SSL, as applicable, under this Agreement or any Ancillary Agreement or in respect of any certificate delivered with respect hereto or thereto and, to the fullest extent legally permissible, each of SunEdison and SSL, for itself and its respective Subsidiaries and its and their respective shareholders, directors, employees and officers, waives and agrees not to seek to assert or enforce any such liability that any such Person otherwise might have pursuant to applicable Law.

7.19 Submission to Jurisdiction. Each of the parties submits to the exclusive jurisdiction of the state and federal courts in the State of New York, borough of Manhattan, in any suit, action or other proceeding arising out of or relating to this Agreement, agrees that all claims in respect of such suit, action or other proceeding may be heard and determined in any such court and agrees not to bring any suit, action or other proceeding arising out of or relating to this Agreement in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any suit, action or other proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Each party agrees that service of summons and complaint or any other process that might be served in any suit, action or other proceeding may be made on such party by sending or delivering a copy of the process to the party to be served at the address of the party and in the manner provided for the giving of notices in Section 7.5. Nothing in this Section 7.19, however, shall affect the right of any party to serve legal process in any other manner permitted by law. Each party agrees that a final, non-appealable judgment in any suit, action or other proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

SUNEDISON, INC.

By: /s/ Brian Wuebbels
Name: Brian Wuebbels
Title:

SUNEDISON SEMICONDUCTOR LIMITED

By:
Name: Shaker Sadasivam
Title:

[Signature Page to Separation Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

SUNEDISON, INC.

By:

Name: Brian Wuebbels
Title:

SUNEDISON SEMICONDUCTOR LIMITED

By: /s/ Shaker Sadasivam
Name: Shaker Sadasivam
Title:

[Signature Page to Separation Agreement]

ANNEXES

Annex A – Restructuring Step Plan

In connection with the Reorganization, SunEdison executed a series of internal restructuring steps to transfer all of the assets and liabilities related to the semiconductor business to SSL. These steps are summarized as follows:

1.	Formation of SunEdison Semiconductor Pte. Ltd. (“SSPL”).

2.	Transfer to SSPL of:

a.	SSL Intellectual Property, representing 100% of the intellectual property associated with the semiconductor business formerly owned by SunEdison, Inc.

b.	100% of the ownership interests in SunEdison Semiconductor B.V., a Netherlands holding company holding 100% of the ownership interests in MEMC Japan Ltd., MEMC Electronic Materials Sdn Bhd, MEMC Electronic Material Sales Sdn Bhd and 54.96% of the ownership interests in Taisil Electronic Materials Corp.

c.	100% of the ownership interests in SunEdison Semiconductor Holdings B.V., a Netherlands holding company holding 100% of the ownership interests in MEMC IPOH Sdn Bhd and 45% of the ownership interests in Taisil Electronic Materials Corp.

d.	100% of the ownership interests in MEMC Electronic Materials, SpA, an Italian operating company which also holds 100% of the ownership interests in MEMC Holding B.V., MEMC Electronic Materials France, MEMC Electronic Materials GmbH and 40% of the ownership interests in MEMC Korea Company.

e.	100% of the ownership interests in SunEdison Semiconductor LLC, a U.S. LLC owning all direct assets and liabilities associated with the Semiconductor U.S. business.

f.	40% of the ownership interests in MEMC Korea Company not otherwise already owned by SSPL through the above steps.

g.	Certain intercompany assets and liabilities associated with the semiconductor business, including trade payables, cash advances and miscellaneous intercompany positions.